FOR IMMEDIATE RELEASE

American Realty Capital Properties Appoints
Lisa Pavelka McAlister as Chief Accounting Officer
New York, New York, November 6, 2013 -- American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it has appointed Lisa Pavelka McAlister as its Chief Accounting Officer, effective November 8, 2013. Ms. McAlister will join Nicholas S. Schorsch, Executive Chairman and Chief Executive Officer, Lisa Beeson, Chief Operating Officer, and Brian S. Block, Chief Financial Officer, as part of ARCP’s self-managed executive team.
Ms. McAlister’s primary focus as the Chief Accounting Officer of ARCP will be to manage the accounting and financial functions of the company and aid in the integration of ARCP’s recently closed and pending transactions, including working closely with the financial and senior management teams at Cole Real Estate Investments, Inc. (NYSE: COLE) to manage the financial integration of the companies.
Ms. McAlister held the position of Managing Director at PricewaterhouseCoopers (“PwC’) in its real estate capital markets and accounting advisory services practice. Prior to joining PwC, Ms. McAlister held the COO position and was a prior CFO of Bank of America Merrill Lynch global private equity, and she has also been a CFO of a publicly-traded healthcare real estate investment trust. Ms. McAlister has 25 years’ experience in senior financial roles in all aspects of financial and accounting operations, internal controls, information systems, treasury and investor relations for public companies in the private equity, real estate, financial services, healthcare and technology sectors.
Brian Block, Chief Financial Officer of ARCP, commented, “We are excited to have Lisa on board as we complete our self-management initiative by year-end 2013. Lisa’s extensive financial and accounting operations and knowledge of real estate, will serve us well. Her industry experience will provide a strong perspective on public company accounting and financial best practices as we continue to strive toward becoming not only the leading net lease REIT, but a leading public REIT.”
About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)